BILL OF SALE, ASSIGNMENT AND GENERAL CONVEYANCE
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         THIS BILL OF SALE, ASSIGNMENT AND GENERAL CONVEYANCE ("Bill of Sale")
dated as of April 28, 2000, is made by RACON, INC., a Washington corporation ("Seller"), to the benefit of TELENETICS CORPORATION, a California corporation ("Buyer").

         WHEREAS, pursuant to the terms of that certain Asset Purchase Agreement dated as of April 21, 2000 by and between Buyer and Seller (the "Purchase Agreement"), Seller has agreed to transfer to Buyer substantially all of the assets used in the operation of its Micropass Product Line and related assets associated with the business as more specifically described in the Purchase Agreement (the "Assets"). Capitalized terms not otherwise defined herein shall have the respective meanings attributed them in the Purchase Agreement.

         NOW THEREFORE, Seller, for and in consideration of the payment of the Purchase Price set forth in Article 1, Section 1.02 of the Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, does hereby sell, convey, transfer, assign and deliver to Buyer, its successors and assigns, the Assets, as more particularly described in Article 1, Section 1.01 of the Purchase Agreement, free and clear of any and all mortgages, liens, pledges, charges, security interests, claims, encumbrances or other third party interests of any nature whatsoever, except as otherwise provided in the Purchase Agreement.

         TO HAVE AND TO HOLD the Assets unto Buyer, its successors and assigns, to and for its own use and benefit forever.

         Seller, at any time at or after the date hereof, will execute, acknowledge and deliver any further deeds, assignments, conveyances and other assurances, documents, and instruments of transfer reasonably requested by Buyer and will take any other action consistent with the terms of the Purchase Agreement and this Bill of Sale that may reasonably be requested by Buyer for the purpose of assigning, transferring, granting, conveying and confirming to Buyer, or reducing to possession, any or all of the Assets.

         This Bill of Sale is subject to, and shall be construed in accordance with, the Purchase Agreement, and in the event of a conflict between the provisions of this Bill of Sale and the provisions of the Purchase Agreement (insofar as such provisions relate to the rights and obligations of Buyer, on the one hand, and Seller, on the other hand), the provisions of the Purchase Agreement shall prevail.

         This Bill of Sale shall be governed by and construed in accordance with the laws of the State of California, excluding any choice of law rules which may direct the application of the law of another jurisdiction.



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         IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed by its corporate officer hereunto duly authorized as of this 28th day of April, 2000.

                                         RACON, INC.,
                                         a Washington corporation

                                         By: /S/  Daniel A. Blattman
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                                             Its: Chairman
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